EXHIBIT 99.1

Hub Group, Inc. Reports Fourth Quarter and Full Year 2019 Results; Issues Guidance for 2020

Highlights:

  Profit improvement initiatives and the resiliency of our diversified model resulted in net income of $28.0 million or $0.84 in diluted earnings per share in the fourth quarter and are expected to provide for long term earnings growth
  Management estimates 2020 diluted EPS will range from $3.39 to $3.60 as we anticipate we will continue to benefit from internal initiatives in a challenging freight environment
  Strong cost controls resulted in a 4.3% operating margin and EBITDA of $69 million for the fourth quarter
  Net cash provided by operating activities for 2019 was $254.5 million
  Full year 2019 net income was $107 million.  Full year 2019 EBITDA was $269 million, a 29% increase over last year and free cash flow (non-GAAP) for the year was $170 million compared to $22 million in 2018

OAK BROOK, Ill., Feb. 06, 2020 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced fourth quarter 2019 net income of $28.0 million, or diluted earnings per share of $0.84.  Income from continuing operations for the fourth quarter 2018 was $33.7 million, or $1.01 per diluted share.

Update on Profit Improvement Initiatives

“We remain focused on executing our strategy, key tenets of which include delivering a superior experience for both our customers and employees, diversifying our service offerings and investing in technology while increasing profitability and our return on invested capital.  Last quarter we announced profit improvement initiatives focused on operational enhancements, technology driven automation, revenue management, and procurement savings in transportation and general and administrative costs. We continue to execute on these important initiatives that position Hub for success despite the challenging freight environment,” said Dave Yeager, Hub’s Chairman and Chief Executive Officer.

In our Q3 2019 earnings release, we announced that the profit improvement initiatives completed at that time were projected to provide over $60 million of annualized savings, with an additional $40 million of annualized savings based on initiatives we expected to implement in 2020.  Our actions to date resulted in a 12% reduction in non-driver headcount during 2019, decreases in purchased transportation costs, investments in efficiency enhancing technologies and profitability improvements at Dedicated.

We remain on track to realize the benefits of these initiatives.  A key area of focus for 2020 is improving the profitability and cost structure of our drayage and dedicated trucking operations, including enhanced asset utilization, improved network optimization, greater driver productivity, and efficiencies in maintenance and procurement.

Q4 2019 Results of Continuing Operations

Revenue for the fourth quarter of 2019 decreased by 12% to $901 million compared with $1,018 million for the fourth quarter 2018.  Gross margin as a percent of revenue increased from 13.6% to 14.0% due to our success in providing multimodal solutions to our customers and lower purchased transportation costs.  Operating income for the fourth quarter was $38.9 million versus $48.2 million for the fourth quarter 2018.

Fourth quarter intermodal revenue decreased 9% to $548 million due primarily to an 11% decline in volume. Volume was down compared to the prior year due to a soft demand environment and increased truckload and intermodal competition.  Intermodal gross margin decreased compared to the fourth quarter of 2018 primarily due to the decline in volume, higher insurance and claims costs, a less robust peak shipping season and rail cost increases, partially offset by the benefits from operational improvements, better purchasing and pricing.

Truck brokerage handled 4% fewer loads in the fourth quarter of 2019 as compared to the same quarter of 2018, while fuel, price and mix combined were down 25% due primarily to the addition of the CaseStack LTL brokerage business in December 2018 and a decline in legacy truckload business. Truck brokerage revenue declined 29% to $100 million in the quarter.  Contractual truckload volume represented 92% of total truckload volume compared to 84% in the fourth quarter of 2018.  Truck brokerage gross margin as a percent of revenue expanded by nearly 500 basis points as a result of the benefits from the transformation of our operating model, a stronger technology platform and a deeper engagement with our carrier network.

Fourth quarter logistics gross margin expanded 36% due to our continuous improvement initiatives, revenue management, new service lines, new customer wins and the addition of CaseStack in December 2018 despite a 6% decline in revenue to $183 million.  Gross margin as a percentage of revenue expanded by 460 basis points as compared Q4 2018.

Dedicated revenue decreased 12% to $70 million compared to the same quarter in 2018 due to the impact of lost business, partially offset by growth with new accounts.  Dedicated gross margin declined compared to the fourth quarter of 2018 primarily due to higher insurance and claims costs, partially offset by revenue management initiatives and improved operational discipline.  We ended the quarter with approximately 1,300 tractors and 5,100 trailers for Dedicated.

Costs and expenses decreased to $87 million in the fourth quarter of 2019 compared to $90 million in the fourth quarter of 2018 due primarily to a decline in Salaries and Benefits expense, partially offset by an increase in depreciation and amortization expense related to our technology initiatives and the acquisition of CaseStack in December 2018.   Costs and expenses include a total of $3.4 million of non-cash amortization expense related to CaseStack and Hub Group Dedicated and $0.6 million of compensation expense associated with restricted stock issued to CaseStack management in connection with the acquisition.

Q4 2018 Results of Discontinued Operations

Net income from discontinued operations related to the sale of our Mode segment for the fourth quarter 2018 was $15.2 million or diluted earnings per share of $0.45.

Cash Flow and Capitalization

Net cash provided by operating activities was $125.8 million for the quarter and $254.5 million for fiscal year 2019.  Our capital expenditures for the fourth quarter 2019 totaled $39.2 million, primarily for tractors, containers, technology investments and construction of our new office building on our Oak Brook, IL campus.  At December 31, 2019, we had cash and cash equivalents of $169 million.

Full Year 2019 Results of Continuing Operations

Full year net income was $107 million, or diluted earnings per share of $3.20. Results were negatively affected by $8.5 million of certain pre-tax costs in Q3 2019, or $0.19 per share, which are comprised of $4.8 million for settlement of claims first made in 2013 for alleged misclassification of drivers (in general and administrative expenses), $3.0 million for settlement of a 2016 auto liability claim (in transportation costs) and $0.7 million for consulting costs (in general and administrative expense).  Excluding these costs, non-GAAP adjusted earnings per share were $3.39.

For the full year, revenue declined slightly to $3.7 billion.  Operating income for the year includes $8.5 million of expenses for pre-tax settlements and consulting costs that were incurred in Q3 2019.  Fiscal year 2019 operating income increased 22% to $152 million versus $125 million for fiscal year 2018.  Excluding these $8.5 million in expenses, non-GAAP adjusted operating income would have increased 29% to $161 million.  Operating income as a percentage of revenue for fiscal year 2019 was 4.2% as compared to 3.4% in fiscal year 2018.  Non-GAAP adjusted operating income as a percentage of revenue for fiscal year 2019 was 4.4%.

2020 Outlook

We expect that our 2020 diluted earnings per share will range from $3.39 to $3.60.  We estimate low- to mid-single digit percentage revenue growth for the full year. We expect gross margin as a percentage of revenue to range from 13.5% to 13.9% for the year. We estimate our quarterly costs and expenses will range from $92 million to $94 million.  We expect annual amortization expense associated with the CaseStack and Hub Group Dedicated acquisitions will be approximately $13.6 million and compensation expense related to restricted stock issued to CaseStack management in connection with the acquisition will be approximately $2.5 million in 2020. We project our effective tax rate for 2020 will range from 24% to 25%.  We forecast we will spend between $115 million and $120 million on capital expenditures in 2020, including $35 million related to the construction of a new office building on our Oak Brook, IL campus.

Non-GAAP Financial Measure

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide a reconciliation of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which is set forth in the attached tables. Management believes that EBITDA and Free Cash Flow provide relevant and useful information, which is widely used by analysts, investors and competitors in our industry as well as by our management.  We also adjusted GAAP earnings per share and operating margin to exclude the effect of unusually high costs for legal settlements and non-recurring consulting costs. We excluded the items we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability measures for the periods presented.

CONFERENCE CALL

Hub will hold a conference call at 5:00 p.m. Eastern Time on February 6, 2020 to discuss its fourth quarter 2019 results.

Hosting the conference call will be Dave Yeager, Chief Executive Officer.  Also participating on the call will be Phil Yeager, President and Chief Operating Officer and Terri Pizzuto, Executive Vice President and Chief Financial Officer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com.  The webcast is listen-only.  Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please register at

http://www.yourconferencecenter.com/r.aspx?p=1&a=UDWAymPvevMMgA.

Registrants will be issued a passcode and PIN to use when dialing into the live call which will provide quickest access to the conference.  You may register at any time, including up to and after the call start time.  On the day of the call, dial (888) 206-4064 approximately ten minutes prior to the scheduled call time; enter the participant passcode and PIN received during registration.   The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's Web site at www.hubgroup.com. This replay will be available for 30 days.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance.  Forward-looking statements are inherently uncertain and subject to risks, uncertainties and other factors that might cause the actual performance of Hub Group, Inc. to differ materially from those expressed or implied by this discussion and, therefore, should be viewed with caution.  All forward-looking statements and information are provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally may be identified by the use of forward-looking terminology such as “trends”, “assumptions”, “target”, “guidance”, “outlook”, “opportunity”, “future”, “plans” “goals”, “objectives”, “expects”, “expected”, “may”, “will”, “would”, “could”, “intend”, “believe”, “potential”, “projected”, “estimate” (or the negative or derivative of each of these terms), or similar words, and include our 2020 outlook, our estimate of costs and expenses, our estimate of amortization expense, our estimate of compensation expense, our estimate of our tax rate, our estimated capital expenditures and our operation improvement and other initiatives including the execution of profit improvement initiatives.  These forward-looking statements are based on management's experience and perception of trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Factors that could cause actual results to differ materially include general or regional economic conditions and health concerns; our ability to sustain or the effects of plans intended to improve operation execution and performance; changes in or implementation of additional governmental or regulatory rules and interpretations affecting tax, wage and hour matters, health and safety, insurance or other undeterminable areas; intermodal costs and prices, the integration of any acquisitions and expenses relating thereto; the future performance of Hub’s Intermodal, Truck Brokerage, Dedicated and Logistics business lines; driver shortages; the amount and timing of strategic investments or divestitures by Hub, the failure to implement and integrate critical information technology systems; cyber security incidents, retail customers encountering adverse economic conditions and other factors described from time to time in Hub Group's SEC reports, press releases and other communications.  Hub Group assumes no liability to update any such forward-looking statements.

SOURCE:  Hub Group, Inc.

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,
	2019		2018
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$900,681	100.0%	$1,018,293	100.0%

Transportation costs	774,821	86.0%	879,706	86.4%
Gross margin	125,860	14.0%	138,587	13.6%

Costs and expenses:
Salaries and benefits	53,311	5.9%	59,290	5.9%
General and administrative	26,354	3.0%	25,715	2.5%
Depreciation and amortization	7,331	0.8%	5,338	0.5%
Total costs and expenses	86,996	9.7%	90,343	8.9%

Operating income	38,864	4.3%	48,244	4.7%

Other income (expense):
Interest expense	(2,468)	-0.3%	(2,909)	-0.3%
Interest and dividend income	522	0.1%	994	0.1%
Other, net	355	0.0%	38	0.0%
Total other expense	(1,591)	-0.2%	(1,877)	-0.2%

Income from continuing operations before income taxes	37,273	4.1%	46,367	4.5%

Provision for income taxes	9,318	1.0%	12,693	1.2%

Income from continuing operations	27,955	3.1%	33,674	3.3%

Income from discontinued operations, net of income taxes	-		15,237

Net income	$27,955		$48,911

Earnings per share from continuing operations
Basic	$0.85		$1.01
Diluted	$0.84		$1.01

Earnings per share from discontinued operations
Basic	$-		$0.45
Diluted	$-		$0.45

Earnings per share net income
Basic	$0.85		$1.46
Diluted	$0.84		$1.46

Basic weighted average number of shares outstanding	32,982		33,409
Diluted weighted average number of shares outstanding	33,357		33,597

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Twelve Months Ended December 31,
	2019		2018
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$3,668,117	100.0%	$3,683,593	100.0%

Transportation costs	3,147,047	85.8%	3,237,992	87.9%
Gross margin	521,070	14.2%	445,601	12.1%

Costs and expenses:
Salaries and benefits	235,963	6.4%	222,786	6.0%
General and administrative	104,206	2.8%	81,272	2.2%
Depreciation and amortization	28,481	0.8%	16,624	0.5%
Total costs and expenses	368,650	10.0%	320,682	8.7%

Operating income	152,420	4.2%	124,919	3.4%

Other income (expense):
Interest expense	(10,994)	-0.3%	(9,611)	-0.3%
Interest and dividend income	2,103	0.0%	1,359	0.0%
Other, net	341	0.0%	58	0.0%
Total other expense	(8,550)	-0.3%	(8,194)	-0.3%

Income from continuing operations before income taxes	143,870	3.9%	116,725	3.1%

Provision for income taxes	36,699	1.0%	29,064	0.8%

Income from continuing operations	107,171	2.9%	87,661	2.3%

Income from discontinued operations, net of income taxes	-		114,079

Net income	$107,171		$201,740

Earnings per share from continuing operations
Basic	$3.22		$2.62
Diluted	$3.20		$2.61

Earnings per share from discontinued operations
Basic	$-		$3.42
Diluted	$-		$3.40

Earnings per share net income
Basic	$3.22		$6.04
Diluted	$3.20		$6.01

Basic weighted average number of shares outstanding	33,284		33,393
Diluted weighted average number of shares outstanding	33,480		33,560

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,	December 31,
	2019	2018

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$168,729	$61,435
Accounts receivable trade, net	443,539	477,088
Accounts receivable other	3,237	22,021
Prepaid taxes	630	616
Prepaid expenses and other current assets	24,086	27,533
TOTAL CURRENT ASSETS	640,221	588,693

Restricted investments	22,601	19,236
Property and equipment, net	663,165	681,859
Right-of-use assets - operating leases	35,548	-
Right-of-use assets - financing leases	5,865	-
Other intangibles, net	120,967	134,788
Goodwill, net	484,459	483,584
Other assets	18,748	16,738
TOTAL ASSETS	$1,991,574	$1,924,898

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$257,247	$272,859
Accounts payable other	11,585	10,906
Accrued payroll	45,540	55,535
Accrued other	86,686	82,900
Lease liability - operating leases	8,567	-
Lease liability - financing leases	3,048	2,845
Current portion of long term debt	94,691	101,713
TOTAL CURRENT LIABILITIES	507,364	526,758

Long term debt	186,934	229,071
Non-current liabilities	36,355	29,619
Lease liability - operating leases	28,518	-
Lease liability - financing leases	1,820	4,739
Deferred taxes	155,304	153,877

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2019 and 2018	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and
41,224,792 shares issued in 2019 and 2018; 33,353,904 shares
outstanding in 2019 and 33,793,709 shares outstanding in 2018	412	412
Class B: $.01 par value; 662,300 shares authorized;
662,296 shares issued and outstanding in 2019 and 2018	7	7
Additional paid-in capital	179,637	172,220
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	1,179,601	1,072,456
Accumulated other comprehensive loss	(186)	(182)
Treasury stock; at cost, 7,870,888 shares in 2019
and 7,431,083 shares in 2018	(268,734)	(248,621)
TOTAL STOCKHOLDERS' EQUITY	1,075,279	980,834
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,991,574	$1,924,898

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2019	2018

Cash flows from operating activities:
Net income	$107,171	$201,740
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	116,888	83,910
Deferred taxes	1,821	39,499
Compensation expense related to share-based compensation plans	16,285	13,480
Contingent consideration adjustment	-	(4,703)
(Gain) loss on sale of assets	(745)	(1,007)
Gain on disposition of discontinued operations	-	(132,448)
Transaction costs for the Disposition	-	(5,798)
Changes in operating assets and liabilities:
Restricted investments	(3,365)	827
Accounts receivable, net	32,732	(31,475)
Prepaid taxes	(14)	11,472
Prepaid expenses and other current assets	3,447	(1,750)
Other assets	(3,786)	(8,029)
Accounts payable	(14,933)	5,521
Accrued expenses	(122)	43,476
Non-current liabilities	(870)	(3,876)
Net cash provided by operating activities	254,509	210,839

Cash flows from investing activities:
Proceeds from sale of equipment	10,025	10,975
Purchases of property and equipment	(94,847)	(199,791)
Acquisitions, net of cash acquired	(734)	(248,656)
Proceeds from the disposition of discontinued operations	19,439	227,986
Net cash used in investing activities	(66,117)	(209,486)

Cash flows from financing activities:
Repayments of long term debt	(105,653)	(133,436)
Purchase of treasury stock	(24,998)	-
Stock tendered for payments of withholding taxes	(3,984)	(4,270)
Finance lease payments	(2,954)	(2,889)
Proceeds from issuance of debt	56,494	172,146
Net cash (used in) provided by financing activities	(81,095)	31,551

Effect of exchange rate changes on cash and cash equivalents	(3)	(26)

Net increase in cash and cash equivalents	107,294	32,878
Cash and cash equivalents beginning of period	61,435	28,557
Cash and cash equivalents end of period	$168,729	$61,435

HUB GROUP, INC.
FINANCIAL INFORMATION BY BUSINESS LINE
(in thousands)
(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2019	2018	2019	2018
Intermodal	$547,975	$604,286	$2,166,382	$2,219,739
Truck brokerage	99,582	140,269	433,793	497,282
Logistics	183,000	193,775	769,195	673,715
Dedicated	70,124	79,963	298,747	292,857
Total Revenue	$900,681	$1,018,293	$3,668,117	$3,683,593

HUB GROUP, INC.
RECONCILIATION OF NET INCOME TO EBITDA
(in thousands)
(unaudited)

	Three Months
	Ended, December 31,
			Change	Change
	2019	2018	$	%

Net income from continuing operations	$27,955	$33,674	$(5,719)	-17.0%

Interest expense	2,468	2,909	(441)	-15.2%

Interest and dividend income	(522)	(994)	472	-47.5%

Other income, net	(355)	(38)	(317)	834.2%

Depreciation and amortization	30,168	24,726	5,442	22.0%

Provision for income taxes	9,318	12,693	(3,375)	-26.6%

EBITDA	$69,032	$72,970	$(3,938)	-5.4%

HUB GROUP, INC.
RECONCILIATION OF NET INCOME TO EBITDA
(in thousands)
(unaudited)

	Twelve Months
	Ended, December 31,
			Change	Change
	2019	2018	$	%

Net income from continuing operations	$107,171	$87,661	$19,510	22.3%

Interest expense	10,994	9,611	1,383	14.4%

Interest and dividend income	(2,103)	(1,359)	(744)	54.7%

Other income, net	(341)	(58)	(283)	487.9%

Depreciation and amortization	116,888	83,277	33,611	40.4%

Provision for income taxes	36,699	29,064	7,635	26.3%

EBITDA	$269,308	$208,196	$61,112	29.4%

HUB GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share amounts)
(unaudited)

	Twelve Months Ended
	December 31, 2019

		% of
	Amount	Revenue
Revenue	$3,668,117	100.0%

Transportation costs	3,147,047	85.8%
Settlement of 2016 auto claim liability	(3,000)	-0.1%
Adjusted transportation costs	3,144,047	85.7%

Adjusted gross margin	524,070	14.3%

Costs and expenses:
Salaries and benefits	235,963	6.4%

General and administrative	104,206	2.8%
Settlement of claims for alleged misclassification of drivers	(4,750)	-0.1%
Consulting project	(700)	-0.0%
Adjusted general and administrative	98,756	2.7%

Depreciation and amortization	28,481	0.8%

Adjusted total costs and expenses	363,200	9.9%

Adjusted operating income	160,870	4.4%

Other income (expense):
Interest expense	(10,994)	-0.3%
Interest and dividend income	2,103	0.1%
Other, net	341	0.0%
Total other expense	(8,550)	-0.2%

Adjusted income before income taxes	152,320	4.2%

Adjusted provision for income taxes	38,857	1.1%

Adjusted net income	$113,463

Adjusted earnings per share
Basic	$3.41
Diluted	$3.39

Basic weighted average number of shares outstanding	33,284
Diluted weighted average number of shares outstanding	33,480

HUB GROUP, INC.
FREE CASH FLOW
(in thousands)
(unaudited)

	Twelve Months
	Ended, December 31,
			Change	Change
	2019	2018	$	%

Net cash provided by operating activities	$254,509	$210,839	$43,670	20.7%

Proceeds from sale of equipment	10,025	10,975	(950)	-8.7%

Purchases of property and equipment	(94,847)	(199,791)	104,944	-52.5%

Total free cash flow	$169,687	$22,023	$147,664	670.5%

CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745